Exhibit 99.2

ICU MEDICAL, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

On February 3, 2017 (the “Closing Date”), ICU Medical, Inc. (the “Company”, “ICU”, “we” or “us”) completed the acquisition of Pfizer, Inc’s (“Pfizer”) Hospira Infusion Systems (“HIS”) business (the “Acquisition”) pursuant to the terms and conditions of the Amended and Restated Stock and Asset Purchase Agreement, dated as of January 5, 2017 and amended on February 3, 2017 (the “Purchase Agreement”). These unaudited pro forma condensed combined financial information have been prepared to illustrate the pro forma effects of the Acquisition.
The unaudited pro forma condensed combined balance sheet assumes that the Acquisition occurred on September 30, 2016 and combines ICU’s September 30, 2016 unaudited consolidated balance sheet with HIS’ October 2, 2016 audited combined balance sheet. The unaudited pro forma condensed combined statement of income for the nine months ended September 30, 2016 assumes that the Acquisition occurred on January 1, 2015. ICU’s unaudited consolidated statement of income for the nine months ended September 30, 2016 has been combined with HIS’ audited combined statement of income for the nine months ended October 2, 2016. The unaudited pro forma condensed combined statement of income (loss) for the fiscal year ended December 31, 2015 also assumes that the Acquisition occurred on January 1, 2015. ICU’s audited consolidated statement of income for the fiscal year ended December 31, 2015 has been combined with HIS’ audited combined statement of income (loss) for the year ended December 31, 2015.

The historical financial information is adjusted in the unaudited pro forma financial statements to give effect to pro forma adjustments that are (1) directly attributable to the acquisition, (2) factually supportable, and (3) with respect to the pro forma statements of income (loss), expected to have a continuing impact on the combined results. The pro forma adjustments we have made in respect of the Acquisition are as follows:

•
adjustments to reflect the estimated purchase consideration, including the cash paid, the fair value of common shares granted, the fair value of contingent earnout payable to Pfizer, and the fair value of a promissory note payable to Pfizer;

•	adjustment to reflect the liquidation of all short-term and long-term investments to fund the Acquisition;

•	adjustments to record the acquired assets and assumed liabilities at their fair value;

•	adjustments to remove assets not acquired and liabilities not assumed by ICU as part of the Acquisition;

•	adjustments to reflect incremental depreciation and amortization related to the stepped up fair values of property and equipment and intangible assets acquired;

•	adjustment to reflect prepayments to Pfizer for the reimbursement of HIS employee costs for the month of February 2017;

•	adjustments related to acquisition costs incurred in connection with the Acquisition;

•	adjustment to reflect interest expense from the promissory note issued to Pfizer; and

•	adjustments to reflect the tax effects of the Acquisition (collectively, the ‘‘Pro Forma Adjustments’’).

Assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with the unaudited pro forma condensed combined balance sheet and statements of income (loss).

The unaudited pro forma condensed combined financial statements were based on and should be read in conjunction with (i) ICU’s historical audited and unaudited consolidated financial statements for the year ended December 31, 2015 and for the interim nine months ended September 30, 2016, and (ii) HIS’ historical audited carve-out financial statements for the year ended December 31, 2015 and the nine months ended October 2, 2016, which are included in Exhibit 99.1 of this Form 8-K, respectively.

The acquisition of HIS will be treated as a business combination using the acquisition method of accounting under the provisions of ASC 805, Business Combinations. The estimated purchase price will be allocated to the assets and liabilities acquired based upon their estimated fair values as of the Acquisition date; any excess value of the estimated consideration transferred over the net assets will be recognized as goodwill, or if the amount calculated is negative, a gain from a bargain purchase will be recognized. The Company has made a preliminary allocation of the purchase price to the assets acquired and liabilities assumed as of the acquisition date based on management’s preliminary valuation of the fair value of tangible and intangible assets acquired and liabilities assumed using information currently available. The finalization of the Company’s purchase accounting assessment may result in changes to the valuation of assets acquired and liabilities assumed, which could have a material impact on the accompanying unaudited pro forma condensed combined financial information.

The unaudited pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable under the circumstances. The unaudited pro forma condensed combined financial information and related notes are presented for illustrative purposes only, and do not purport to represent what the actual consolidated results of operations or financial condition would have been had the Acquisition occurred on the dates indicated, nor are they necessarily indicative of the combined company's future results of operations or financial position. Additionally, the unaudited pro forma condensed combined financial statements do not reflect the costs of any integration activities or benefits that may result from realization of future cost savings from operating efficiencies, or any revenue, tax, or other synergies that may result from the Acquisition.

ICU MEDICAL, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
as of September 30, 2016
(In thousands)

	ICU Medical, Inc. (As Reported)	Hospira Infusion Systems (As Adjusted)	Pro Forma Adjustments		ICU Medical, Inc. Pro Forma Combined
	As of September 30, 2016	As of October 2, 2016			As of September 30, 2016
Assets		(Note 3A)
Current Assets:
Cash and cash equivalents	$322,963	$44,829	$(93,215)	6(A)	$274,577
Short-term investment securities	49,475	—	(49,475)	6(B)	—
Accounts receivable, net of doubtful accounts	53,638	165,691	(173,956)	6(C)	45,373
Inventories	50,953	404,987	19,004	6(D)	474,944
Prepaid income taxes	15,202	11,841	(11,841)	6(E)	15,202
Prepaid expenses and other current assets	6,569	8,376	29,394	6(F)	44,339
Assets held-for-sale	4,249	—	—		4,249
Total Current Assets	503,049	635,724	(280,089)		858,684

Property and equipment, net	80,588	309,290	(20,804)	6(G)	369,074
Long-term investment securities	57,162	—	(57,162)	6(B)	—
Goodwill	5,577	—	—		5,577
Intangible assets, net	22,832	35,285	115,715	6(H)	173,832
Deferred income taxes	19,491	4,750	—		24,241
Other assets	—	40,449	(10,981)	6(I)	29,468
Total Assets	$688,699	$1,025,498	$(253,321)		$1,460,876

Liabilities and Stockholder's Equity
Current Liabilities:
Accounts payable	$12,555	$61,334	$(44,753)	6(J)	$29,136
Accrued liabilities	19,961	148,557	(49,893)	6(K)	118,625
Total Current Liabilities	32,516	209,891	(94,646)		147,761

Contingent earnout liability	—	—	19,000	6(L)	19,000
Notes payable	—	—	75,000	6(M)	75,000
Long-term liabilities	1,197	17,114	51,936	6(N)	70,247
Deferred income taxes	5,022	—	28,611	6(O)	33,633
Income tax liability	1,488	2,160	—		3,648
Total Liabilities	40,223	229,165	79,901		349,289

Stockholders' Equity:
Common stock	1,631	—	320	6(P)	1,951
Additional paid-in capital	157,603	—	412,819	6(P)	570,422
Retained earnings	507,468	—	49,972	6(Q)	557,440
Business unit equity	—	857,279	(857,279)	6(R)	—
Accumulated other comprehensive loss	(18,226)	(60,946)	60,946	6(R)	(18,226)
Total Stockholders' Equity	648,476	796,333	(333,222)		1,111,587

Total Liabilities and Stockholders' Equity	$688,699	$1,025,498	$(253,321)		$1,460,876
The accompanying notes are an integral part of the unaudited pro forma condensed combined financial statements.

ICU MEDICAL, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
for the Nine Months Ended September 30, 2016
(In thousands, except per share data)

	ICU Medical, Inc. (As reported)	Hospira Infusion Systems (As adjusted)		Pro Forma Adjustments		ICU Medical, Inc. Pro Forma Combined
	For the Nine Months Ended September 30, 2016	For the Nine Months Ended October 2, 2016				For the Nine Months Ended September 30, 2016
Revenue:
Net sales	$283,659	$881,300		$(88,470)	7(A)	$1,076,489
Other	25	—		—		25
Total Revenue	283,684	881,300		(88,470)		1,076,514

Cost of goods sold	133,046	603,200	3(B)	(46,535)	7(B)	689,711
Gross Profit	150,638	278,100		(41,935)		386,803

Operating Expenses:
Selling, general and administrative	66,828	151,900	3(B)	8,500	7(C)	227,228
Research and development	10,301	55,100		—		65,401
Restructuring and strategic transaction	4,339	400		(1,792)	7(D)	2,947
Total Operating Expenses	81,468	207,400		6,708		295,576

Income from Operations	69,170	70,700		(48,643)		91,227
Interest expense	—	—		(2,370)	7(E)	(2,370)
Bargain purchase gain	1,456	—		—		1,456
Other income (expense), net	449	—		(562)	7(F)	(113)
Income before income taxes	71,075	70,700		(51,575)		90,200
Provision for income taxes	(17,503)	(2,500)		20,306	7(G)	303
Net Income	$53,572	$68,200		$(31,269)		$90,503

Net Income per Share:
Basic	$3.32					$4.69
Diluted	$3.13					$4.46

Weighted Average Number of Shares:
Basic	16,113			3,200	7(H)	19,313
Diluted	17,100			3,200	7(H)	20,300

The accompanying notes are an integral part of the unaudited pro forma condensed combined financial statements.

ICU MEDICAL, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME (LOSS)
for the Year Ended December 31, 2015
(In thousands, except per share data)

	ICU Medical, Inc. (As reported)	Hospira Infusion Systems (As adjusted)		Pro Forma Adjustments		ICU Medical, Inc. Pro Forma Combined
	For the Year Ended December 31, 2015	For the Year Ended December 31, 2015				For the Year Ended December 31, 2015
Revenue:
Net sales	$341,254	$1,237,700		$(122,551)	7(A)	$1,456,403
Other	414	—		—		414
Total Revenue	341,668	1,237,700		(122,551)		1,456,817

Cost of goods sold	160,871	996,300	3(B)	(51,797)	7(B)	1,105,374
Gross Profit	180,797	241,400		(70,754)		351,443

Operating Expenses:
Selling, general and administrative	83,216	249,800	3(B)	8,733	7(C)	341,749
Research and development	15,714	87,500		—		103,214
Restructuring and strategic transaction	8,451	9,000		—		17,451
Gain on sale of building	(1,086)	—		—		(1,086)
Legal settlement	1,798	—		—		1,798
Impairment of assets held-for-sale	4,139	—		—		4,139
Total Operating Expenses	112,232	346,300		8,733		467,265

Income (loss) from Operations	68,565	(104,900)		(79,487)		(115,822)
Interest expense	—	—		(2,973)	7(E)	(2,973)
Other income (expense), net	1,134	—		(514)	7(F)	620
Income (loss) before income taxes	69,699	(104,900)		(82,974)		(118,175)
(Benefit) Provision for income taxes	(24,714)	(2,600)		31,113	7(G)	3,799
Net Income (Loss)	$44,985	$(107,500)		$(51,861)		$(114,376)

Net Income (loss) per Share:
Basic	$2.84					$(6.00)
Diluted	$2.73					$(6.00)

Weighted Average Number of Shares:
Basic	15,848			3,200	7(H)	19,048
Diluted	16,496			3,200	7(H)	19,048

The accompanying notes are an integral part of the unaudited pro forma condensed combined financial statements.

ICU MEDICAL, INC. AND SUBSIDIARIES
NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1:    Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial information is presented to illustrate the pro forma effects of the Acquisition (see Note 2 for further details). ICU’s historical financial information are derived from ICU’s audited consolidated statement of income for the fiscal year ended December 31, 2015, unaudited consolidated statement of income for the nine-months ended September 30, 2016, and unaudited consolidated balance sheet as of September 30, 2016, which were prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

HIS’ historical carve-out financial statements are derived from Pfizer’s audited combined financial statements of Pfizer Infusion Systems, including the combined balance sheet as of October 2, 2016, and the related Combined Statements of Income (Loss) and Comprehensive Income (Loss) for the nine months ended October 2, 2016, and for the year ended December 31, 2015, which are prepared in accordance with U.S. GAAP and included in Exhibit 99.1 of this Form 8-K/A. All significant intra-Pfizer transactions and balances were eliminated. The HIS carve-out financial statements do not purport to reflect the financial position and the results of operations of HIS had such businesses operated on a stand-alone basis during the periods presented.

The unaudited pro forma condensed combined statements of income (loss) illustrate the effects of the Acquisition as if it had been completed on January 1, 2015, and the unaudited pro forma condensed combined balance sheet reflects effects of the Acquisition as if it had been completed on September 30, 2016. The historical financial information has been adjusted to give pro forma effect to events that are: (a) directly attributable to the Acquisition, (b) factually supportable, and (c) with respect to the unaudited pro forma condensed combined statements of income (loss), expected to have a continuing impact. The pro forma adjustments are preliminary and based on estimates of the purchase consideration and estimates of fair value and useful lives of the assets acquired and liabilities assumed. The final purchase price allocations will be based on estimated fair value of the assets acquired and the liabilities assumed as of the closing date of the Acquisition, and could result in material changes to the unaudited pro forma condensed combined financial information, including the gain from a bargain purchase.

For the purpose of measuring the estimated fair value of the assets acquired and liabilities assumed in determining the final purchase price allocations, ICU will apply U.S. GAAP for fair value measurements. Fair value is defined as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date". This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be buyers and sellers unrelated to ICU in the principal (or the most advantageous) market for the asset or liability. Fair value measurements for an asset assume the highest and best use by these market participants. Many of these fair value measurements can be highly subjective and it is also possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.

The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting in accordance with ASC 805, with ICU treated as the accounting acquirer of HIS. Under ASC 805, acquisition-related transaction costs (such as advisory, legal, valuation, and other professional fees) are not included as a component of purchase consideration transferred and are excluded from the unaudited pro forma condensed combined statements of income (loss).

The unaudited pro forma condensed combined information is preliminary, presented solely for informational purposes and does not purport to represent what the combined statements of income or balance sheet would have been for the periods or dates indicated, nor is it necessarily indicative of the combined future consolidated results of income or financial position. The actual results reported in periods following the Acquisition may differ significantly from those reflected in these unaudited pro forma condensed combined financial information presented herein for a number of reasons, including, but not limited to, differences between the assumptions used to prepare the pro forma adjustments and actual amounts, cost savings or associated costs to achieve such savings from operating efficiencies, synergies, debt refinancing, or other restructuring that may result from the Acquisition, but for which are not reflected herein. Non-recurring items related to the Acquisition were also not included in the unaudited pro forma condensed combined statements of income (loss).

Note 2: Description of the Acquisition

On February 3, 2017, pursuant to the previously filed Purchase Agreement, 2017, ICU consummated the purchase of HIS for estimated purchase consideration of $684.6 million, consisting of:

(i)	3,200,000 newly issued shares of unregistered ICU common stock, with a fair value of $413.1 million;

(ii)
approximately $252.5 million in cash, financed through existing cash on hand, the liquidation of our short- and long-term investment securities, and a $75.0 million three-year promissory note issued to Pfizer (the “Seller Note”); and

(iii)
an earnout with an estimated fair value of $19.0 million, with potential payments of up to $225.0 million (the “Earnout”) based on achievement of agreed upon performance targets for the combined company through December 31, 2019, which would be payable after that date if performance is within the agreed target range (the “Earnout Target”).

In the event that the sum of ICU’s combined adjusted earnings before interest, tax, depreciation and amortization for the 3 year period ending December 31, 2019 (“Cumulative Adjusted EBITDA”) is equal to or exceeds the Earnout Target, which is approximately $1.0 billion, then Pfizer will receive the full amount of the Earnout. In the event that the Cumulative Adjusted EBITDA is equal to or greater than 85% of the Earnout Target, then Pfizer will receive between 85% and 100% of the Earnout Target, on a pro rata basis. In the event that the Cumulative Adjusted EBITDA is less than 85% of the Earnout Target, then no earnout amount shall be earned by Pfizer.

Upon issuance of these unaudited pro forma condensed combined financial statements, the purchase consideration is preliminary as the Company is yet to finalize and settle all working capital adjustments under the Purchase Agreement, which are payable within 90 days of the acquisition date. See Note 4 below for further details on the estimated purchase consideration.

Additionally, in connection with the Acquisition, ICU made a working capital prepayment in the amount of $31.0 million to Pfizer for the reimbursement of HIS employee payroll for the month of February 2017 processed by Pfizer. Additionally, Pfizer settled $8.7 million of ICU receivables due from Pfizer in cash, resulting in a net cash payment of $22.3 million. These payments, directly attributable to the Acquisition and reflected as pro forma adjustments, are not accounted for as part of the purchase consideration as they relate to products acquired prior to and separate from the Acquisition, and for payroll expenses incurred post-Acquisition.

Note 3: Accounting Policy and Presentation Adjustments

As part of preparing the unaudited pro forma condensed combined financial statements, ICU conducted an initial review of the accounting policies of HIS to determine if differences in accounting policies or presentation between HIS and ICU existed that may require recasting or reclassification to conform to ICU’s accounting policies and presentation. Management’s assessment is ongoing and, at the time of preparing the unaudited pro forma condensed combined financial statements, other than the adjustments and reclassifications made herein, management is not aware of any other material differences.

We identified certain reclassifications that were necessary to conform HIS’ financial statement presentation to that of ICU. For purposes of the unaudited pro forma condensed combined financial statements, HIS’ historical balance sheet and statements of income have been adjusted to reflect these reclassifications.

(A) Balance Sheet

Adjustments to HIS’ historical balance sheet are as follows (in thousands):

	Historical Hospira Infusion Systems	Reclassification adjustment to conform to ICU Medical, Inc. presentation		Revised Historical Hospira Infusion Systems

Cash and cash equivalents	$44,829	$—		$44,829
Accounts receivable, net	165,691	—		165,691
Inventories	389,705	15,282	(a)	404,987
Prepaid income taxes	—	11,841	(b)	11,841
Other receivables	13,813	(13,813)	(b)	—
Prepaid expenses and other current assets	21,686	(15,282)	(a)	8,376
		1,972	(b)
Total current assets	635,724	—		635,724

Property and equipment, net	309,290	—		309,290
Intangible assets, net	35,285	—		35,285
Deferred income taxes	4,750	—		4,750
Other assets	40,449	—		40,449
Total assets	$1,025,498	$—		$1,025,498

Accounts payable	61,334	—		61,334
Accrued liabilities	—	52,587	(c)	148,557
		95,970	(d)
Salaries, wages and commissions	52,587	(52,587)	(c)	—
Other accrued liabilities	95,970	(95,970)	(d)	—
Total current liabilities	209,891	—		209,891

Other long-term liabilities	19,274	(19,274)	(e)	—
Long-term liabilities	—	17,114	(e)	17,114
Income tax liability	—	2,160	(e)	2,160
Total liabilities	229,165	—		229,165

Business unit equity	857,279	—		857,279
Accumulated other comprehensive loss	(60,946)	—		(60,946)
Stockholders' equity	796,333	—		796,333
Total Liabilities and Stockholders' Equity	$1,025,498	$—		$1,025,498

a)	Reclassified $15,282 of prepaid expenses and other current assets into inventory for which HIS has legal title and risk of loss to inventories.

b)	The HIS financial statement line item other receivables was eliminated and reclassified as follows:

i.	reclassified $11,841 of taxes receivable to prepaid income taxes to conform with ICU’s presentation;

ii.	reclassified the remaining items totaling $1,972 to prepaid expenses and other current assets to conform to ICU’s presentation.

c)	The HIS financial statement line item salaries, wages, and commissions was combined with ICU’s accrued liabilities to conform to ICU’s presentation.

d)	The HIS financial statement line item other accrued liabilities was combined with ICU’s accrued liabilities to conform to ICU’s presentation.

e)	The HIS financial statement line item other long-term liabilities was eliminated and reclassified as follows:

i.	reclassified $2,160 of long-term income taxes payable to income tax liability to conform to ICU’s presentation;

ii.	reclassified the remaining balance of $17,114 to long term liabilities to conform with ICU Medical's financial statement line item description.

(B) Income Statement

To conform HIS’ statement of income to that of ICU, we reclassified $3.3 million and $7.0 million of amortization expense related to intangible assets from cost of goods sold to selling, general, and administrative for the nine months ended September 30, 2016 and for the year ended December 31, 2015, respectively.

ICU will perform a comprehensive review of HIS’ accounting policies to determine if additional differences in accounting policies and/or financial statement classification exist. As a result of that review, ICU may identify differences that, when conformed, could have a material impact on the unaudited pro forma condensed combined financial statements.

Note 4: Estimated Purchase Consideration

The calculation of the estimated purchase consideration is based on the terms of the Purchase Agreement. Given the fact that not all final working capital adjustments have been settled at this time, the estimated purchase price used for purposes of the unaudited pro forma condensed combined financial information may differ materially from the estimated purchase price.

The estimated preliminary purchase price is as follows (in thousands, except per share data):

Estimated cash consideration for acquired assets	$177,527
Estimated fair value of Seller Note	75,000
Estimated fair value of contingent consideration payable to Pfizer (long-term)	19,000

Issuance of ICU Medical, Inc. common shares:
Number of shares issued to Pfizer	3,200
Price per share (ICU's trading close share price ending on the Closing Date)	$140.75
Fair value of ICU shares to Pfizer	$450,400
Less: Discount due to lack of marketability of 8.27%	(37,261)
Equity portion of purchase price	$413,139
Total estimated consideration to be paid	$684,666

Note 5: Preliminary Purchase Price Allocation

The table below represents the preliminary purchase price allocation for HIS based on estimates, assumptions, valuations and other analyses as of September 30, 2016, that have not been finalized in order to make a definitive allocation. Accordingly, the pro forma adjustments to allocate the purchase consideration will remain preliminary until ICU's management finalizes the fair values of assets acquired and liabilities assumed. The final amounts allocated to assets acquired and liabilities assumed are dependent upon certain valuation and other studies that have not yet been completed, and as previously stated could differ materially from the amounts presented in the unaudited pro forma condensed combined financial statements.

The total preliminary estimated purchase consideration as shown in the table above is allocated to the tangible and intangible assets and liabilities of HIS based on their estimated fair values as if the Acquisition had occurred on September 30, 2016, which is the assumed acquisition date for purposes of the pro forma balance sheet (in thousands).

Preliminary Purchase Price Allocation
Cash and cash equivalents	$44,829
Trade receivables	410
Inventories, net	423,991
Prepaid expenses and other assets	6,770
Property, plant and equipment	288,486
Intangible assets	151,000
Long-term deferred income tax	4,750
Other assets	29,468
Accounts payable	(25,256)
Accrued liabilities	(61,013)
Income tax liability	(2,160)
Long-term liabilities	(69,050)
Total identifiable net assets acquired	$792,225
Deferred tax liability	(28,611)
Estimated Gain on Bargain Purchase	(78,948)
Estimated Purchase Consideration	$684,666

The Company estimates that it will record a bargain purchase gain from the Acquisition of approximately $78.9 million. As this gain is non-recurring, the estimated bargain purchase gain has been excluded from the pro forma statement of income (loss). The estimated purchase consideration and purchase price allocation are preliminary and are subject to change as we obtain further information; accordingly, the actual bargain purchase gain may be materially different from the estimate included in these unaudited pro forma condensed combined financial statements.

Note 6:    Pro Forma Adjustments to the Balance Sheet

A.
Cash and cash equivalents - To record the liquidation of all of our short-term and long-term investment securities to fund the acquisition, the cash payment made to Pfizer on the Closing Date, and the prepaid reimbursement of HIS payroll to be processed by Pfizer (in thousands):

Pro forma adjustment as of September 30, 2016
To reflect proceeds from liquidating short and long-term investments (Note 6B)	$106,637
To reflect estimated cash consideration paid to Pfizer (Note 4)	(177,527)
To reflect the prepaid reimbursement of HIS payroll costs processed by Pfizer (Note 6F)	(31,000)
To reflect the receipt of cash on the Closing Date for the settlement of accounts receivable due to ICU from HIS (Note 6C)	8,675
Pro forma adjustment	$(93,215)

B.
Short-term and long-term investments - To reflect the liquidation of all of our short-term and long-term investment securities subsequent to September 30, 2016 and prior to the Closing Date for use in funding a portion of the cash consideration paid to acquire HIS.

C.	Accounts receivable - Adjustments to accounts receivable are as follows (in thousands):

Pro forma adjustment as of September 30, 2016
To reflect the receipt of cash on the Closing Date and the settlement of accounts receivable due to ICU from HIS	$(8,675)
To adjust for trade accounts receivable not acquired by ICU as part of the Acquisition	(165,281)
Pro forma adjustment	$(173,956)

D.
Inventories - To reflect adjustments to step-up HIS’ inventory to fair value of approximately $424.0 million. The fair value calculation is preliminary and subject to change. The fair value was determined based on the estimated selling price of the inventory, less the remaining manufacturing and selling costs and a normal profit margin on those manufacturing and selling efforts. After the Acquisition, the step-up in inventory fair value to $424.0 million will increase cost of goods sold over approximately five months as the inventory is sold. This increase is not reflected in the pro forma condensed combined statements of income (loss) because it does not have a continuing impact.

E.	Prepaid Income Taxes - To eliminate income taxes receivable amounts that were not acquired in connection with the Acquisition.

F.	Prepaid expenses and other current assets - Adjustments to prepaid expenses and other current assets were as follows(in thousands):

Pro forma adjustment as of September 30, 2016
To reflect the working capital prepayment at Closing (i)	$31,000
To adjust deferred costs to fair value	(1,146)
To adjust for prepaid insurance not acquired by ICU as part of the Acquisition	(460)
Pro forma adjustment	$29,394

(i)
As a part of the cash payment made on the Closing Date, ICU paid $22.3 million in cash to Pfizer, and settled $8.7 million of accounts receivable due from Pfizer, in order to pay for $31.0 million estimated payroll costs for certain HIS employees for February 2017, which were processed within Pfizer’s payroll system. These payments are considered to be directly attributable to the Acquisition and therefore have been reflected as a pro forma adjustment to reduce cash and record a prepaid expense.

G.	Property and equipment - To record the difference between the historical amounts of HIS net property and equipment and the preliminary fair values of property and equipment acquired.

H.
Intangible assets - To record the difference between the historical amounts of HIS net intangible assets and the preliminary fair values of HIS intangible asset acquired. These estimated fair values and useful lives are considered preliminary and are subject to change based on final purchase price valuation amounts. Changes in fair values or useful lives of the acquired intangible assets may be material. The pro forma adjustment is as follows (in thousands):

Intangible Asset	Estimated Fair Value
Developed technology - pumps and dedicated sets	$44,000
Developed technology - consumables	34,000
IPR&D - pumps and dedicated sets	5,000
Customer relationships	68,000
Estimated fair value of intangible assets acquired	$151,000
Book value of intangible assets acquired	(35,285)
Pro forma adjustment	$115,715

I.    Other assets - Adjustments to Other Assets are as follows (in thousands):

Pro forma adjustment as of September 30, 2016
To remove prepaid license assets (i)	$(10,100)
To adjust deferred costs to fair value	(881)
Pro forma adjustment	$(10,981)

(i)
To remove $10.1 million in other assets related to prepayments on licenses to distribute products currently in development by third parties, the fair value of which are captured within the fair value of intangible assets recorded on the Acquisition date.

J.	Accounts payable - Adjustments to accounts payable are as follows (in thousands):

Pro forma adjustment as of September 30, 2016
To eliminate accounts payable due from HIS to ICU as of September 30, 2016 (i)	$(8,675)
To adjust for accounts payable not assumed by ICU as part of the Acquisition	(36,078)
Pro forma adjustment	$(44,753)

(i)
As the payable between ICU and Pfizer was settled on the Closing Date (as seen in Note 6C), this reduction in HIS' accounts payable balance is offset by an increase to retained earnings. Payables due from ICU to HIS as of September 30, 2016 were immaterial for purposes of the pro forma financial statements.

K.    Accrued liabilities - Adjustments to accrued liabilities are as follows (in thousands):

Pro forma adjustment as of September 30, 2016
To accrue for transaction costs incurred subsequent to September 30, 2016	$37,651
To reflect the step-down in fair value of deferred revenue	(18,544)
To adjust for accrued liabilities not assumed by ICU as part of the Acquisition	(69,000)
Pro forma adjustment	$(49,893)

L.
Contingent earnout liability - To record the estimated fair value of the Earnout of $19.0 million. Pfizer may be entitled to an Earnout of up to $225.0 million upon the achievement of cumulative adjusted EBITDA for the combined company for the periods January 1, 2017 through December 31, 2019. The fair value of the Earnout was determined using a Monte Carlo simulation model. The Monte Carlo simulation model includes several assumptions, including the probability of achieving the targeted adjusted EBITDA, market price of risk and asset volatility of comparable companies, and accordingly, the actual Earnout settlement will vary from the current fair value estimate. The fair value of the Earnout will be remeasured each quarter, the change recognized through operations, until the Earnout is paid or expires.

M.
Notes payable - To record the $75.0 million three-year interest-only Seller Note issued to Pfizer at Closing. ICU is obligated to make interest-only payments until the Seller Note matures, at which point ICU will be required to repay the entire $75.0 million principal.

N.	Long-term liabilities - Adjustments to long-term liabilities are as follows (in thousands):

Pro forma adjustment as of September 30, 2016
To adjust long-term liabilities assumed (primarily contract liabilities acquired) to fair value	$54,800
To adjust non-current deferred revenue to fair value	(2,864)
Pro forma adjustment	$51,936

O.
Deferred income taxes - Reflects the pro forma adjustment to deferred income tax liabilities resulting from differences in the tax and book basis of assets acquired, primarily related to intangible assets. The statutory tax rate was applied, as appropriate, to each adjustment based on the jurisdiction in which the adjustment is expected to occur, with the net deferred tax liability recorded as a reduction of the estimated bargain purchase gain.

An increase or decrease in the blended tax rate of 5% would have the effect of increasing or decreasing the deferred income tax liability by $5.4 million and for the nine months ended September 30, 2016, respectively. Accordingly, the bargain purchase gain on the acquisition would decrease to $73.6 million or increase to $84.3 million for the nine months ended September 30, 2016.

P.
Common stock and additional paid-in capital - Represents the estimated fair value of purchase consideration related to the $413.2 million in unregistered ICU common stock to Pfizer at closing. The stock price used to calculate the fair value was ICU's trading closing share price ending on February 3, 2016 of $140.75, adjusted for a discount for lack of marketability of 8.27%.

Q.    Retained earnings - Adjustments to retained earnings are as follows (in thousands):

Pro forma adjustment as of September 30, 2016
To reduce retained earnings due to the accrual of transaction costs (Note 6K)	$(37,651)
To increase retained earnings due to the elimination of accounts payable owed to ICU (Note 6J)	8,675
To increase retained earnings to reflect the estimated gain on bargain purchase of HIS	78,948
Pro forma adjustment	$49,972

R.     Business unit equity and accumulated other comprehensive loss - To eliminate HIS’ historical equity balances.

Note 7:    Pro Forma Adjustments to the Statements of income

A.
Revenues - Adjustment represents the elimination of ICU’s historical revenues related to sales from ICU to HIS of $88.2 million and $122.1 million for the nine months ended September 30, 2016 and for the year ended December 31, 2015, respectively, and the elimination of historical HIS’ historical revenues related to sales from HIS to ICU of $0.3 million and $0.5 million for the same periods, respectively.

B.    Cost of goods sold - Adjustments to cost of goods sold are as follows (in thousands):

	Pro forma adjustment for the nine months ended September 30, 2016	Pro forma adjustment for the year ended December 31, 2015
To record straight line depreciation expense related to property and equipment recorded at fair value (Note 6G)	$18,840	$25,121
To reverse historical HIS depreciation expense related to property and equipment	(31,400)	(29,500)
To reverse ICU cost of goods sold for sales to HIS (Note 7A)	(33,865)	(47,205)
To reverse HIS cost of goods sold for sales to ICU (Note 7A)	(110)	(213)
Pro forma adjustment	$(46,535)	$(51,797)

C.
Selling, general and administrative - Adjustments to selling, general and administrative to reflect the additional amortization expense related to the estimated step-up to fair value of intangible assets as follows (in thousands):

Intangible Asset	Estimated Fair Value	Estimated Remaining Useful Life in Years	Amortization Expense for the nine months ended September 30, 2016	Amortization Expense for the year ended December 31, 2015
Developed technology - pumps and dedicated sets	$44,000	10	$3,300	$4,400
Developed technology - consumables	$34,000	12	2,125	2,833
IPR&D - pumps and dedicated sets	$5,000	N/A	—	—
Customer relationships	$68,000	8	6,375	8,500
Estimated amortization expense			$11,800	$15,733
Less: Historical HIS amortization expense			(3,300)	(7,000)
Pro forma adjustment			$8,500	$8,733

D.	Restructuring and strategic transaction - To reverse non-recurring transaction costs directly attributable to the Acquisition incurred in the nine-months ended September 30, 2016.

E.
Interest expense - Adjustment to reflect incremental interest expense related to the $75.0 million Senior Note issued to Pfizer as part of consideration. The Seller Note bears interest at the London interbank offered rate plus (a) 2.25% per annum for the first twelve months after the closing and (b) 2.5% per annum thereafter. Interest expense relates to the expected interest payments of the Seller Note.

An increase or decrease in the variable interest rate of 1/8% would have the effect of increasing or decreasing Interest expense by $0.1 million and $0.1 million for the nine months ended September 30, 2016 and for the year ended December 31, 2015, respectively.

F.
Other income (expense), net - To reflect the elimination of interest income related to the short-term and long-term investment securities that were liquidated in order to fund the cash portion of the purchase consideration.

G.
Provision for income taxes - Adjustment represents the net impact of the income tax consequences of the pro forma adjustments identified above, calculated using the statutory tax rate based on the jurisdiction in which the adjustment is expected to occur. The effective tax rate of the combined companies could be significantly different than the statutory tax rates used for the purposes of preparing the pro forma condensed combined financial information for a variety of factors, including post-acquisition activities.

An increase or decrease in the blended tax rate of 5% would have the effect of increasing or decreasing the provision for income taxes, with a corresponding increase or decrease in net income, by $2.6 million and $4.1 million for the nine months ended September 30, 2016 and for the year ended December 31, 2015, respectively.

H.
Earnings per share - A portion of the purchase consideration was paid by delivery of 3,200,000 unregistered ICU common shares to Pfizer at closing. For purposes of the unaudited pro forma condensed combined statement of income (loss), the 3,200,000 shares of unregistered common shares used in calculating estimated share consideration are assumed to be outstanding for the entire year ending December 31, 2015 and the entire nine months ended September 30, 2016. There were no share awards issued in connection with the Acquisition and therefore the pro forma adjustments to the basic and diluted earnings per share amounts are the same. In calculating the pro forma diluted loss per share for the year ended December 31, 2015 included in the unaudited pro forma condensed combined statement of income (loss) stock options and restricted stock units were excluded as the effect would have been anti-dilutive.